UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025

Anteris Technologies Global Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-42437	99-1407174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Toowong Tower, Level 3, Suite 302 9 Sherwood Road Toowong, QLD Australia	4066
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +61 7 3152 3200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AVR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 Appointment of Mr. David Roberts and Mr. Gregory Moss to the Board of Directors

On June 7, 2025 (June 8, 2025 in Australia), the Board of Directors (the “Board”) of Anteris Technologies Global Corp. (the “Company”) appointed Mr. Gregory Moss and Mr. David Roberts to serve on the Board. Mr. Moss will serve as a Class I Director, with a term expiring at the Company's 2025 annual meeting of stockholders and will serve on the Nominating and Corporate Governance Committee of the Board. Mr. Roberts will serve as a Class III Director, with a term expiring at the Company’s 2027 annual meeting of stockholders and will serve on the Audit and Risk Committee and the Compensation Committee of the Board.

Mr. Gregory Moss, age 41, serves as Chief Business and Legal Officer, as well as Corporate Secretary and Chief Compliance Officer of Evommune, Inc. Prior to Evommune, Mr. Moss served as Executive Vice President, General Counsel, and Corporate Secretary, Chief Compliance Officer at Kadmon, a Sanofi Company, where he led legal, compliance, and business development operations, culminating in Kadmon’s $1.9 billion acquisition in 2021. Prior to joining Kadmon in 2012, Mr. Moss served as a solicitor in the corporate risk department of a large Australian law firm and as an associate at a boutique law firm and hedge fund in New York, where he focused on complex litigation and event-driven outcomes.

Mr. Moss currently serves on the board of Vitls, Inc. Mr. Moss earned a BA and an LLB from Macquarie University, Australia, and is a member of the Bar Associations of New York, USA, and New South Wales, Australia, with admissions before the Supreme Court of the United States of America; Southern District of New York; Supreme Court of New South Wales, Australia; and High Court of Australia.

Mr. David Roberts, age 61, is currently President of LeMaitre Vascular, Inc. (NASDAQ: LMAT), a position he has held since 2007. He joined LeMaitre in 1997 as Vice President of Business Development and was promoted to Chief Financial Officer in 2000. Prior to LeMaitre, Mr. Roberts served as Vice President of Development for BUCA, Inc. from 1994 to 1997, and prior to that as Associate of HarbourVest Partners from 1992 to 1994. Mr. Roberts received a Bachelor of Arts in Business Economics and History from Brown University and a Master of Business Administration from the Stanford University Graduate School of Business. Mr. Roberts serves as a director of LeMaitre Vascular, Inc., Lexington Medical, Inc. and Parasole Restaurant Holdings, Inc.

There are no understandings or arrangements between Mr. Moss and Mr. Roberts and any other person pursuant to which Mr. Moss  or Mr. Roberts was selected to serve as a director of the Company. There are no relationships between Mr. Moss and Mr. Roberts and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

As non-employee directors, each of Mr. Moss and Mr. Roberts will receive cash and equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy. Mr. Moss and Mr. Roberts will receive (A) on the date of their appointment, an initial equity grant consisting of restricted stock units (“RSUs”) with an aggregate grant date fair value of $250,000, which will vest in three substantially equal annual installments subject to their continued service on the Board through such dates and which grant will be subject to stockholder approval in accordance with the rules of the Australian Securities Exchange; and (B) annual cash retainers, payable in monthly installments and prorated for any portion of a month that they are not serving in such positions on the Board or its committees. Further, in accordance with the Company’s Non-Employee Director Compensation Policy, as non-employee directors having served less than six months prior to the Company’s 2025 annual meeting of stockholders, Mr. Moss and Mr. Roberts will each be eligible to receive a prorated annual grant of RSUs, subject to stockholder approval in accordance with the rules of the Australian Securities Exchange, which will vest on the earlier to occur of the first anniversary of the grant date or the date of the Company’s next annual stockholder meeting, subject to their continued service on the Board through such date.

Effective June 7, 2025 (June 8, 2025 in Australia), the Company entered into indemnification agreements with each of Mr. Moss and Mr. Roberts in the form previously filed as Exhibit 10.2 to the Company’s Form S-1 filed with the Securities and Exchange Commission on November 22, 2024. The indemnification agreement requires the Company to indemnify each of Mr. Moss and Mr. Roberts to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceedings against them as to which they could be indemnified, among other things.

Resignation of Dr. Wenyi Gu from the Board of Directors

On June 5, 2025 (June 6, 2025 in Australia), Dr. Wenyi Gu resigned from the Board and as a Class III director with immediate effect. The resignation from the Board was not due to any disagreement with the Company or its management with respect to any matter relating to the Company’s operations, policies or practices.

The Board thanks Wenyi for his contribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anteris Technologies Global Corp.

Date: June 9, 2025

	By:	/s/ Wayne Paterson
	Name:	Wayne Paterson
	Title:	Chief Executive Officer, Vice Chairman